Exhibit 99.1

One Corporate Center	GAMCO Investors, Inc.
Rye, NY 10580-1422
Fax (914) 921-5392
www.gabelli.com

For Immediate Release:	Contact:	Robert S. Zuccaro
Executive Vice President and Chief Financial Officer
(914) 921-5088

For further information please visit
www.gabelli.com

GAMCO Commences Tender Offer for up to $50 Million but Not Less than $20 Million of its
0% Subordinated Debentures due 2015

Rye, New York, May 21, 2012 – GAMCO Investors, Inc. (“GAMCO”) (NYSE: GBL) announced today that it commenced a tender offer (the “Offer”) to purchase for cash up to $50 million but not less than $20 million aggregate principal amount of its 0% Subordinated Debentures due 2015 (CUSIP No. 361438AA2) (the “Debentures”) at a price to be determined under a “Modified Dutch Auction” procedure.

The Offer will expire at 12:00 Midnight, Eastern Time, on June 18, 2012, unless extended.  Debentures must be tendered prior to the expiration of the Offer, and existing tenders of Debentures may be withdrawn at any time prior to the expiration of the Offer.  Withdrawn Debentures will be returned to their holders in accordance with the terms of the Offer.

Under the Modified Dutch Auction procedure, we will determine the single price, not greater than $870 nor less than $820, net to the seller in cash, without interest, that we will pay for each $1,000 principal amount of validly tendered and not properly withdrawn Debentures (the “Purchase Price”).  We will select as the Purchase Price the lowest price within the indicated range that will enable us to purchase $50 million aggregate principal amount of Debentures pursuant to the Offer, or such lesser principal amount of Debentures as are validly tendered and not properly withdrawn prior to the expiration of the Offer.  All Debentures acquired in the Offer will be acquired at the Purchase Price, including those Debentures tendered at a price lower than the Purchase Price.

The Offer is not conditioned on our receipt of financing.  However, the Offer is conditioned on a minimum of $20 million principal amount of Debentures being validly tendered and not properly withdrawn prior to the expiration of the Offer and is subject to customary conditions.  Subject to these conditions, if less than $50 million aggregate principal amount of Debentures are validly tendered and not properly withdrawn we will accept all Debentures tendered at the highest price specified by the tendering holders within the indicated range.  If more than $50 million aggregate principal amount of Debentures are validly tendered at or below the Purchase Price and not properly withdrawn we will accept the tender of and pay the Purchase Price for the Debentures tendered at or below the Purchase Price on a pro-rata basis (subject to any conditional tenders).

GAMCO intends to fund the Offer with cash on hand.  As of May 16, 2012, the face value of the Debentures outstanding was $86,114,564.  Our directors and executive officers, including our Chairman, Chief Executive Officer, and Chief Investment Officer - Value Portfolios, Mario J. Gabelli, have not indicated to us whether they intend to tender their Debentures in the Offer.  As of May 16, 2012, Mr. Gabelli beneficially owned $45,772,300 principal amount of Debentures, and our other directors and executive officers beneficially owned, in the aggregate, an additional $1,599,700 principal amount of Debentures.

The terms and conditions of the Offer are set forth in an offer to purchase, a letter of transmittal and related documentation being sent to holders of the Debentures (the “Offering Documents”).  GAMCO has retained Computershare Trust Company, N.A. (“Computershare”) to serve as the depositary for the Offer and Morrow & Co., LLC (“Morrow”) to serve as the information agent.  A copy of the Offering Documents may be obtained from Morrow at (877) 815-6525 or GAMCO.info@morrowco.com.  Please contact Morrow with any questions regarding the Offer.

This Press Release does not constitute an offer to sell or purchase, the solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, the Debentures.  No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation, purchase or sale would be unlawful.  The Offer is being made solely pursuant to the Offering Documents.  None of GAMCO, any of its directors, officers or employees, Computershare or Morrow is making any recommendation as to whether or not holders should tender all or any portion of their Debentures in the Offer or as to the price or prices at which they may choose to tender their Debentures.  Holders of Debentures are strongly encouraged to evaluate carefully all information in the Offering Documents and to consult their investment and tax advisors before making any decision regarding tendering their Debentures.

GAMCO conducts its investment advisory business principally through: GAMCO Asset Management Inc. (Institutional and Private Wealth Management), Gabelli Funds, LLC (Mutual Funds) and Gabelli Securities, Inc. (Investment Partnerships).  GAMCO also acts as an underwriter and provides institutional research through Gabelli & Company and mutual fund distribution through G.distributors, LLC, its broker-dealer subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release contain some forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe.  We direct your attention to specific discussions of risk contained in our Form 10-K and other public filings.  We are providing these statements as permitted by the Private Litigation Reform Act of 1995.  We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.